UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2010

International Absorbents Inc.
(Exact name of registrant as specified in its charter)

Province of British Columbia, Canada	1-31642	98-0487410
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

1569 Dempsey Road, North Vancouver, British Columbia, CANADA   V7K 1S8
(Address of principal executive offices)                               (Zip Code)

Registrant's telephone number, including area code  (604) 681-6181

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 27, 2010, IAX Acquisition Corporation, a Delaware corporation (“Parent”), through IAX Canada Acquisition Company Inc., a corporation incorporated under the laws of the Province of British Columbia, Canada and wholly-owned subsidiary of Parent (“Canada Sub”), acquired all of the outstanding common shares of International Absorbents Inc. (“IAX”) for $4.75 per share in cash through a statutory plan of arrangement under the laws of British Columbia (the “Arrangement”).  Pursuant to the plan of arrangement, Canada Sub and IAX amalgamated, with Canada Sub continuing as the surviving entity and wholly-owned subsidiary of Parent.  Parent and Canada Sub are newly formed acquisition companies established by an affiliate of Kinderhook Industries, LLC.

Following the consummation of the Arrangement, NYSE Amex, LLC (“AMEX”) will file with the Securities and Exchange Commission (“SEC”) a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 25 in order to effect the delisting of all the issued and outstanding common shares of IAX from AMEX and the deregistration of such common shares (and the associated share purchase rights) under Section 12(b) the Exchange Act.  Upon the effectiveness of this Form 25 filing, Canada Sub, as the successor to IAX, will file a Form 15 with the SEC to suspend its duty to file reports under Sections 13 and 15(d) of the Exchange Act and to deregister the common shares of IAX (and the associated share purchase rights) under Section 12(g) of the Exchange Act.

Item 3.03	Material Modification to Rights of Security Holders.

On May 27, 2010, pursuant to the terms of that certain Arrangement Agreement dated December 14, 2009 (the “Arrangement Agreement”), among IAX, Parent and Canada Sub and all in accordance with the terms of a plan of arrangement: (i) Canada Sub acquired all of the outstanding IAX common shares for $4.75 per IAX common share,  (ii) all outstanding stock options granted by IAX that were not exercised into IAX common shares prior to the effective time of the Arrangement were cancelled for cash consideration equivalent to the positive difference, if any, between $4.75 less the exercise price thereof, and (iii) all outstanding restricted stock units ("RSUs") that were not converted into IAX common shares prior to the effective time of the Arrangement were cancelled for $4.75 per RSU.

Item 5.01	Changes in Control of Registrant.

Pursuant to the Arrangement, on May 27, 2010, IAX and Canada Sub amalgamated, causing a change in control of IAX.  The surviving corporation, Canada Sub, remains a wholly-owned subsidiary of Parent, as described in Item 3.01 of this Current Report on Form 8-K and incorporated by reference herein.  The aggregate consideration paid by Canada Sub in connection with the Arrangement will be equal to approximately $32 million (the “Merger Consideration”). Parent and Canada Sub obtained the funds to pay the Merger Consideration from the proceeds of: (i) an equity investment by an affiliate of Kinderhook Industries, LLC, (ii) a loan from Absorption Corp., a wholly-owned subsidiary of IAX, pursuant to a promissory note and (iii) a loan from a third-party lender.

The Arrangement Agreement and the transactions contemplated thereby, including the Arrangement, were approved by IAX’s board of directors, with all interested directors abstaining.  IAX’s shareholders approved the Arrangement Agreement at a special meeting of the shareholders held on May 12, 2010.  The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Arrangement Agreement, which is attached to this Current Report on Form 8-K as Exhibit 2.1 and incorporated herein by reference in its entirety.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective upon the consummation of the Arrangement, , Gordon Ellis agreed to terminate his employment agreement with IAX, resign as the Chief Executive Officer and President of IAX, and accept a consulting services agreement with the Company for a term of three years (the “Consulting Agreement”).  Pursuant to the Consulting Agreement, Gordon Ellis will be appointed to serve on the board of directors of International Absorbents Holdings, LLC, which owns all of the outstanding equity interests of Parent.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Arrangement Agreement among International Absorbents Inc., IAX Acquisition Corporation and IAX Canada Acquisition Company Inc. dated December 14, 2009 (incorporated by reference to Exhibit 2.1 to IAX’s Current Report on Form 8-K filed on December 15, 2009)

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL ABSORBENTS INC.

Date May 28, 2010	By:	/s/ David H. Thompson
David H. Thompson
Chief Financial Officer and Secretary